Exhibit 4.1

Description of the Registrant’s Securities
Registered Under Section 12 of the Securities Exchange Act of 1934
As of December 31, 2019, First Internet Bancorp (the “Company,” “we,” “our” and “us” refer solely to First Internet Bancorp) maintained three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our common stock, without par value (the “Common Stock”); (2) our 6.0% Fixed-to-Floating Subordinated Notes due 2026 (the “2026 Notes”); and (3) our 6.0% Fixed-to-Floating Subordinated Notes due 2029 (the “2029 Notes,” and together with the 2026 Notes, the “Notes”).
Description of Common Stock
The following is a description of the material terms of our Common Stock. The description is qualified in its entirety by reference to our Articles of Incorporation (the “Articles”), our Amended and Restated Bylaws (the “Bylaws”), and the applicable provisions of the Indiana Business Corporation Law, as amended (the “IBCL”). Our Articles and Bylaws are incorporated by reference as exhibits to the Annual Report on Form 10-K for the year ended December 31, 2019.
General
Our authorized capital stock consists of 45,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, no par value. All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable.
Voting Rights
Except as described below under “Anti-Takeover Effects of Provisions of the Company’s Articles, Bylaws and the IBCL—Control Share Acquisitions,” each holder of shares of our Common Stock is entitled to one vote for each share on all matters to be voted upon by the common shareholders. There are no cumulative voting rights.
Dividend Rights
Subject to preferences to which holders of any shares of preferred stock may be entitled, holders of shares of our Common Stock are entitled to receive ratably any dividends that may be declared from time to time by our Board of Directors out of funds legally available for that purpose.
Rights Upon Liquidation
In the event of our liquidation, dissolution or winding up, holders of shares of our Common Stock will be entitled to share in our assets remaining after the payment or provision for payment of our debts and other liabilities, and the satisfaction of any liquidation preferences granted to the holders of any shares of preferred stock that may be outstanding.
Other Provisions
Holders of shares of our Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions that apply to the Common Stock. The rights, preferences and privileges of the holders of shares of our Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.
         Because we are a bank holding company, any purchaser of certain specified amounts of our Common Stock may be required to file a notice with or obtain the approval of the Federal Reserve System (the “Federal Reserve”) under the Bank Holding Company Act of 1956, as amended, and the Change in Bank Control Act of 1978, as amended. Specifically, under regulations adopted by the Federal Reserve, (1) any other bank holding company may be required to obtain the approval of the Federal Reserve before acquiring 5% or more of our Common Stock and

(2) any person may be required to file a notice with and not be disapproved by the Federal Reserve to acquire 10% or more of our Common Stock and will be required to file a notice with and not be disapproved by the Federal Reserve to acquire 25% or more of our Common Stock.
Transfer Agent and Registrar
The transfer agent and registrar for the Common Stock is Computershare Trust Company, N.A.
Listing
The Common Stock is traded on the Nasdaq Global Select Market under the symbol “INBK.”
Anti-Takeover Effects of Provisions of the Company’s Articles, Bylaws and the IBCL
Our Articles, Bylaws and certain provisions of the IBCL may have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt that a shareholder would consider in its best interest. This includes an attempt that might result in a premium over the market price for the shares of Common Stock held by shareholders. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. They are also expected to encourage persons seeking to acquire control of the Company to negotiate first with our Board of Directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging takeover proposals because, among other things, negotiation of takeover proposals might result in an improvement of their terms.
Number of Directors; Removal; Vacancies

Our Articles provide that we may have between 3 and 25 directors and our Bylaws further provide that our Board of Directors may establish an actual number of directors between 3 and 11 from time to time by resolution. Our Articles provide that any director may be removed for a specific cause found and determined by the vote of a majority of the entire Board of Directors. In addition, any or all directors may be removed with or without cause at a meeting of shareholders called for such purpose by the affirmative vote of the holders of a majority of the outstanding shares entitled to be cast generally in the election of directors. If any vacancy occurs on the Board of Directors, including a vacancy which occurs by reason of an increase in the number of directors, such vacancy shall be filled by a majority vote of the directors then in office.
Special Meetings of Shareholders; Limitations on Shareholder Action by Written Consent
          Our Bylaws provide that special meetings of our shareholders may be called only by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer or the President. A special meeting of our shareholders may not be called by any other person or persons, including holders of shares of our Common Stock. The only matters that may be considered at any special meeting of the shareholders are the matters specified in the notice of the meeting.
Because our Common Stock is registered under the Exchange Act, the IBCL provides that any actions required or permitted to be taken by our shareholders may not be effected by written consent unless the written consent describing the action taken is signed by all shareholders entitled to vote on the action.
Amendments; Vote Requirements
Except where authority is granted to the Board of Directors under the IBCL, our Articles may be amended if the amendment is recommended by the Board of Directors and approved by a majority of the votes entitled to be cast if the amendment would create dissenters’ rights or otherwise if the votes cast favoring the proposal exceed the votes cast opposing the proposal at a meeting at which a quorum is present. Our Bylaws may only be amended by the affirmative vote of a majority of the entire Board of Directors, except as otherwise required by our Articles or the IBCL.
Advance Notice Requirements for Shareholder Proposals and Nomination of Directors
     Our Bylaws establish an advance notice procedure with regard to business to be brought before an annual meeting of shareholders and with regard to the nomination of candidates for election as directors, other than by or at the direction of the Board of Directors. In general, notice of intent to raise business or nominate a director at annual meetings must be received by us not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which we first mailed our proxy materials or a notice of availability of proxy materials (whichever is earlier) to our shareholders for the preceding year’s annual meeting and must contain certain specified information concerning the matters to be brought before the meeting or the person to be nominated and concerning the shareholder submitting the proposal.
Control Share Acquisitions
Under Chapter 42 of the IBCL, an acquiring person or group who makes a “control share acquisition” in an “issuing public corporation” may not exercise voting rights on any “control shares” unless these voting rights are conferred by a majority vote of the disinterested shareholders of the issuing public corporation at a special meeting of those shareholders held upon the request and at the expense of the acquiring person or otherwise at the next annual or special meeting of the corporation. If control shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of all voting power, all shareholders of the issuing public corporation have dissenters’ rights to receive the fair value of their shares pursuant to Chapter 44 of the IBCL.
Under the IBCL, “control shares” are shares acquired by a person that, when added to all other shares of the issuing public corporation owned by that person or in respect to which that person may exercise or direct the exercise of voting power, would otherwise entitle that person to exercise voting power of the issuing public corporation in the election of directors within any of the following ranges:

•	one-fifth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more.
A “control share acquisition” means, subject to specified exceptions, the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. For the purposes of determining whether an acquisition constitutes a control share acquisition, shares acquired within 90 days or under a plan to make a control share acquisition are considered to have been acquired in the same acquisition.
     An “issuing public corporation” means a corporation which has (1) 100 or more shareholders; (2) its principal place of business or its principal office in Indiana, or that owns or controls assets within Indiana having a fair market value of greater than $1,000,000; and (3) (a) more than 10% of its shareholders resident in Indiana, (b) more than 10% of its shares owned of record or owned beneficially by Indiana residents or (c) 1,000 shareholders resident in Indiana.

The overall effect of these provisions may be to render more difficult or to discourage a merger, a tender offer, a proxy contest or the assumption of control by a holder of a large block of shares of our Common Stock or other person, or the removal of incumbent management, even if those actions may be beneficial to our shareholders generally.
The provisions described above do not apply if, before a control share acquisition is made, the corporation’s articles of incorporation or bylaws, including a bylaw adopted by the corporation’s board of directors, provide that the provisions do not apply to the corporation. Our Articles and Bylaws do not currently exclude us from Chapter 42 of the IBCL.
Certain Business Combinations
Chapter 43 of the IBCL restricts the ability of a “resident domestic corporation” to engage in any combinations with an “interested shareholder” for five years after the date the interested shareholder became such, unless the combination or the purchase of shares by the interested shareholder on the interested shareholder’s date of acquiring shares is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, then the interested shareholder may effect a combination after the five-year period only if that shareholder receives approval from a majority of the disinterested shareholders or the offer meets specified “fair price” criteria.
For purposes of the above provisions, “resident domestic corporation” means an Indiana corporation that has 100 or more shareholders. “Interested shareholder” means any person, other than the resident domestic corporation or its subsidiaries, who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (2) an affiliate or associate of the resident domestic corporation, which at any time within the five-year period immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the resident domestic corporation.
The definition of “beneficial owner” for purposes of Chapter 43 means a person who, directly or indirectly, owns the shares, has the right to acquire or vote the subject shares (excluding voting rights under revocable proxies made in accordance with federal law), has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of the subject shares or holds any “derivative instrument” that includes the opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the subject shares.
The above provisions do not apply to corporations that elect not to be subject to Chapter 43 in an amendment to their articles of incorporation approved by a majority of the disinterested shareholders. That amendment, however, cannot become effective until 18 months after its passage and would apply only to share acquisitions occurring after its effective date. Our Articles do not exclude us from Chapter 43 of the IBCL.
Mandatory Classified Board of Directors
Under Chapter 33 of the IBCL, a corporation with a class of voting shares registered with the U.S. Securities and Exchange Commission (the “SEC”) under Section 12 of the Exchange Act must have a classified board of directors unless the corporation adopts a bylaw expressly electing not to be governed by this provision by the later of July 31, 2009 or 30 days after the corporation’s voting shares are first registered under Section 12 of the Exchange Act. Our Board of Directors adopted a Bylaw provision electing not to be subject to the mandatory classified board requirement within 30 days after our Common Stock was registered under Section 12 of the Exchange Act.

Description of the Notes
The following description of our Notes is a summary and does not purport to be complete. The summary is subject to and qualified in its entirety by reference to the Subordinated Indenture between the Company and U.S. Bank National Association (the “Trustee”), dated as of September 30, 2016, as supplemented in the case of the 2026 Notes by the First Supplemental Indenture, dated as of September 30, 2016, and as supplemented in the case of the 2029 Notes by the Second Supplemental Indenture, dated as of June 12, 2019 (together, the “Indenture”), which, along with the forms of the 2026 Notes and 2029 Notes, are incorporated by reference as exhibits to the Annual Report on Form 10-K for the year ended December 31, 2019.
General
The 2026 Notes were initially issued on September 30, 2016 in an aggregate principal amount of $25.0 million and mature on September 30, 2026. The 2029 Notes were initially issued on June 12, 2019 in an aggregate principal amount of $35.0 million with an additional $2.0 million aggregate principal amount issued on June 19, 2019 pursuant to the exercise of an over-allotment option granted to the underwriters. The 2029 Notes mature on June 30, 2029.
The 2026 Notes and the 2029 Notes are each traded on the Nasdaq Global Select Market under the trading symbols of “INBKL” and “INBKZ,” respectively. The Notes are not convertible into, or exchangeable for, equity securities, other securities or assets of the Company or First Internet Bank. There is no sinking fund for the Notes. As a bank holding company, our ability to make payments on the Notes depends primarily on the receipt of dividends and other distributions from our subsidiary, First Internet Bank. There are various regulatory restrictions on the ability of First Internet Bank to pay dividends or make other distributions to us. The Notes are not savings accounts, deposits or other obligations of First Internet Bank or any of our non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or public or private insurer. The Notes are solely obligations of the Company and are neither obligations of, nor guaranteed by, any of our subsidiaries.
No recourse is available for the payment of principal of, or interest or any Additional Amounts (as defined below) on, any Note, for any claim based thereon, or otherwise in respect thereof, against any shareholder, employee, agent, officer or director, as such, past, present or future, of the Company or of any successor entity. Neither the Indenture nor the Notes contain any covenants or restrictions restricting the incurrence of debt, deposits or other liability by us or by our subsidiaries. The Indenture and the Notes contain no financial covenants and do not restrict us from paying dividends or issuing or repurchasing other securities, and do not contain any provision that would provide protection to the holders of the Notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving us or our subsidiaries that may adversely affect our credit quality.
Interest
The 2026 Notes
The 2026 Notes currently bear interest at a rate of 6.0% per annum. From and including September 30, 2021 to but excluding the maturity date or the date of earlier redemption, the interest rate will reset quarterly to an annual interest rate equal to the then-current three-month LIBOR rate plus 4.85%. Interest is payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year.
The determination of three-month LIBOR for each applicable interest period by the Calculation Agent (as defined below) will (in the absence of manifest error) be final and binding. The Calculation Agent’s calculation of the amount of any interest payable after the first Reset Rate Determination Date (as defined below) will be maintained on file at the Calculation Agent’s principal offices.
The 2029 Notes

The 2029 Notes currently bear interest at a rate of 6.0% per annum. From and including June 30, 2024 to but excluding the maturity date or the date of earlier redemption, the interest rate will reset quarterly to an annual interest rate equal to the then-current Benchmark Rate (initially Three-month LIBOR) (each, as defined below) plus 4.114%. Interest is payable quarterly in arrears on March 30, June 30, September 30, and December 30 of each year.
If we determine in our sole discretion that a Benchmark Rate Replacement Event (as defined below) and its related Benchmark Rate Replacement Date (as defined below) have occurred prior to 11:00 a.m., London time, on a Reset Rate Determination Date, then the Benchmark Replacement Rate will replace the then-current Benchmark Rate for all purposes relating to the 2029 Notes with respect to the floating rate period. In connection with the implementation of the Benchmark Replacement Rate, we may make or instruct the Calculation Agent to make, from time to time, Benchmark Replacement Rate Conforming Changes (as defined below). All determinations, decisions, elections and calculations we make (or the Calculation Agent makes at our direction), including as to occurrence or non-occurrence of an event, circumstance or date, any decision to take or refrain from taking any action or any selection, and any Benchmark Replacement Rate Conforming Changes, will be in our sole discretion, will be conclusive and binding absent manifest error, and will become effective without the consent of the Trustee, the Calculation Agent or the holders of the 2029 Notes.
If we determine that there is no alternative reference rate selected by a central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for Three-month LIBOR or the then-applicable Benchmark Rate, we may, in our sole discretion, appoint an independent financial advisor to determine an appropriate Benchmark Replacement Rate and any Benchmark Replacement Rate Conforming Changes, and the decision of such independent financial advisor will be binding on us, the Calculation Agent, the Trustee, and the holders of the 2029 Notes.
If a Benchmark Rate Replacement Event and its related Benchmark Rate Replacement Date have occurred and, for any reason, the Calculation Agent has not been notified of the Benchmark Replacement Rate on or prior to a Reset Rate Determination Date, then for purposes of such Reset Rate Determination Date and each Reset Rate Determination Date thereafter until we notify the Calculation Agent of the Benchmark Replacement Rate, the 2029 Notes will bear interest at the original fixed rate per annum of 6.0%. From and after the first Reset Rate Determination Date after we notify the Calculation Agent of the Benchmark Replacement Rate, the Benchmark Replacement Rate (and any associated Benchmark Replacement Rate Conforming Changes) will apply.
To the extent that a Benchmark Rate is unavailable and we have not provided the Calculation Agent with quotations for the calculation of the Benchmark Replacement Rate, the Calculation Agent shall have no liability to us, the holders of the 2029 Notes or to any third party as a result of losses suffered by such parties due to the lack of an applicable rate of interest, and the Calculation Agent shall be under no obligation to act in such event or otherwise determine the relevant alternate applicable rate of interest until such time as the Calculation Agent has received written direction from us regarding how to calculate the Benchmark Replacement Rate or otherwise proceed with respect to determining the Benchmark Replacement Rate.
The calculation of the Benchmark Rate for each applicable interest period by the Calculation Agent will (in the absence of manifest error) be final and binding. The Calculation Agent’s calculation of the amount of any interest payable after the first Reset Rate Determination Date will be maintained on file at the Calculation Agent’s principal offices.
The Notes
Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months to, but excluding, September 30, 2021 for the 2026 Notes and June 30, 2024 for the 2029 Notes, and thereafter on the basis of a 360-day year and on the basis of the actual number of days elapsed. Dollar amounts resulting from that calculation are rounded to the nearest cent, with one-half cent being rounded upward.
Interest on the Notes, subject to certain exceptions, accrues during the applicable interest period, which is from and including the immediately preceding interest payment date in respect of which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the date of issuance of the Notes to but excluding the applicable interest payment date or the stated maturity date or date of earlier redemption, if applicable. If an interest payment date or the maturity date for the Notes falls on a day that is not a business day, the interest payment or the payment of principal and interest at maturity will be paid on the next succeeding business day, but the payments made on such dates will be treated as being made on the date that the payment was first due and the holders of the Notes will not be entitled to any further interest or other payments. In the event that a floating rate interest payment date falls on a day that is not a business day, then such floating rate interest payment date will be postponed to the next succeeding business day unless such day falls in the next succeeding calendar month, in which case such floating rate interest payment date will be accelerated to the immediately preceding business day, and, in each such case, the amounts payable on such business day will include interest accrued to but excluding such business day.
Interest on each Note is payable to the person in whose name such Note is registered for such interest at the close of business on the 15th day of the month immediately preceding the applicable interest payment date, whether or not such day is a business day; however, interest that is paid on the maturity date will be paid to the person to whom the principal will be paid. Any such interest which is payable, but is not punctually paid or duly provided for on any interest payment date, shall cease to be payable to the holder on such relevant record date by virtue of having been a holder on such date, and such defaulted interest may be paid by us to the person in whose name the Note is registered at the close of business on a special record date for the payment of defaulted interest. Interest is payable by wire transfer in immediately available funds in U.S. dollars at the office of the paying agent or, at our option in the event the Notes are not represented by Global Notes (as defined below), by check mailed to the address of the person specified for payment in the preceding sentences.
When we use the term “business day,” we mean any day except a Saturday, Sunday, a legal holiday or any other day on which banking institutions in the City of New York, New York or any place of payment are authorized or required by law, regulation or executive order to close.
Definitions
“Additional Amounts” means any additional amounts that are required by the Indenture or the Notes, under circumstances specified by the Indenture or the Notes, to be paid by the Company in respect of certain taxes imposed on holders of the Notes specified by the Indenture or the Notes and which are owing to such holders.
“Benchmark Rate” means, initially, Three-month LIBOR; provided that, if a Benchmark Rate Replacement Event and its related Benchmark Rate Replacement Date have occurred with respect to Three-month LIBOR or the then-current Benchmark Rate, then “Benchmark Rate” means the applicable Benchmark Replacement Rate. Subject to any Benchmark Replacement Rate Conforming Changes, all percentages used in or resulting from any calculation of the Benchmark Rate will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%. Notwithstanding the foregoing, in the event that the Benchmark Rate as determined in accordance with the applicable definitions is less than zero, the Benchmark Rate for such interest period shall be deemed to be zero.
“Benchmark Rate Margin” means an amount equal to the Benchmark Rate plus 4.114%.
“Benchmark Rate Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark Rate:

(i)
in the case of clause (i) or (ii) of the definition of “Benchmark Rate Replacement Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of the Benchmark Rate permanently or indefinitely ceases to provide the Benchmark Rate; or

(ii)	in the case of clause (iii) of the definition of “Benchmark Rate Replacement Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Rate Replacement Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark Rate:

(i)
a public statement or publication of information by or on behalf of the administrator of the Benchmark Rate announcing that such administrator has ceased or will cease to provide the Benchmark Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark Rate;

(ii)
a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark Rate, the central bank for the currency of the Benchmark Rate, an insolvency official with jurisdiction over the administrator for the Benchmark Rate, a resolution authority with jurisdiction over the administrator for the Benchmark Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark Rate, which states that the administrator of the Benchmark Rate has ceased or will cease to provide the Benchmark Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark Rate; or

(iii)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark Rate announcing that the Benchmark Rate is no longer representative.
“Benchmark Replacement Rate” means the alternative reference rate selected by a central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for Three-month LIBOR (which may or may not be Secured Overnight Financing Rate selected by the Federal Reserve Bank of New York as the substitute for LIBOR) or the then-applicable Benchmark Rate, as determined by us and calculated by the Calculation Agent in accordance with the Indenture as of the applicable time on the Reset Rate Determination Date related to the applicable interest period.
 “Benchmark Replacement Rate Conforming Changes” means technical, administrative, operational or other changes and adjustments (including changes and adjustments to the Benchmark Replacement Rate, the Benchmark Rate Margin, the timing and frequency of determining rates and making interest payments, business day conventions, and rounding of amounts or tenors) that we determine to be appropriate to reflect the adoption of a Benchmark Replacement Rate in a manner substantially consistent with market practice (or, if we determine that adoption of any portion of such market practice is not administratively feasible or that no such market practice exists, in such other manner as we determine is reasonably necessary).
“Calculation Agent” means U.S. Bank National Association, or any other successor appointed by us, acting as calculation agent.
“Designated LIBOR Page” means the display on Bloomberg Page BBAM1 (or any successor or substitute page of such service, or any successor to such service selected by the Company), for the purpose of displaying the London interbank rates for U.S. dollars.
“London Banking Day” means any day on which commercial banks are open for business (including dealings in U.S. dollars) in London.
“Reset Rate Determination Date” means the second London Banking Day immediately preceding the first day of each applicable interest period commencing on the first floating rate interest payment date.
“Three-month LIBOR” means, for any interest period, the offered rate for deposits in U.S. dollars having a maturity of three months that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on the Reset Rate Determination Date related to such interest period. If such rate does not appear on such page at such time (other than, in the case of the 2029 Notes, in connection with a Benchmark Rate Replacement Event), then the Calculation Agent will request the principal London office of each of four major reference banks in the London interbank market, selected by the Company for this purpose and whose names and contact information will be provided by the Company to the Calculation Agent, to provide such bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. dollars with a term of three months as of 11:00 a.m., London time, on such Reset Rate Determination Date and in a principal amount equal to an amount for a single transaction in U.S. dollars in the relevant market at the relevant time as determined by the Company and provided to the Calculation Agent (a “Representative Amount”). If at least two such quotations are so provided, three-month LIBOR for the interest period related to such Reset Rate Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, the Calculation Agent will request each of three major banks in the City of New York selected by the Company for this purpose and whose names and contact information will be provided by the Company to the Calculation Agent, to provide such bank’s rate for loans in U.S. dollars to leading European banks with a term of three months as of approximately 11:00 a m., New York City time, on such Reset Rate Determination Date and in a Representative Amount. If at least two such rates are so provided, three-month LIBOR for the interest period related to such Reset Rate Determination Date will be the arithmetic mean of such quotations. If fewer than two such rates are so provided, then three-month LIBOR for the interest period related to such Reset Rate Determination Date will be set to equal the three-month LIBOR for the immediately preceding interest period or, in the case of the interest period commencing on the first floating rate interest payment date, 6.0% for the 2026 Notes and 5.0% for the 2029 Notes. All percentages used in or resulting from any calculation of three-month LIBOR will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%. Notwithstanding the foregoing, in the event that three-month LIBOR as determined in accordance with this definition is less than zero, three-month LIBOR for such interest period shall be deemed to be zero.
Ranking
Both series of Notes are our unsecured subordinated debt obligations and rank equally in right of payment with each other and with all of our other unsecured subordinated indebtedness, including unsecured subordinated indebtedness we may issue in the future under the Indenture. The Notes rank junior to and are subordinated to all of our senior indebtedness, whether now outstanding, or issued, assumed or incurred in the future, including all indebtedness relating to money owed to general creditors and trade creditors. The Notes are our obligations only and are not guaranteed by any of our subsidiaries, including First Internet Bank, which is our principal subsidiary. The Notes are structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, which means that creditors of our subsidiaries (including, in the case of First Internet Bank, its depositors) generally will be paid from those subsidiaries’ assets before holders of the Notes would have any claims to those assets. The Indenture and the Notes do not limit the amount of senior indebtedness, secured indebtedness, or other liabilities having priority over the Notes that we or our subsidiaries may incur.
Definitions
“Senior indebtedness” means:

•	the principal and any premium or interest for money borrowed or purchased by the Company;

•	the principal and any premium or interest for money borrowed or purchased by another person and guaranteed by the Company;

•	any deferred obligation for the payment of the purchase price of property or assets evidenced by a note or similar instrument or agreement;

•	obligations to general and trade creditors;

•	any obligation arising from direct credit substitutes;

•
any obligation associated with derivative products such as interest rate and currency rate exchange contracts or any similar arrangements, unless the instrument by which we incurred, assumed or guaranteed the obligation expressly provides that it is subordinate or junior in right of payment to any other indebtedness or obligations of the Company; and

•
all obligations of the type referred to in the first six bullet points above of other persons or entities for the payment of which we are responsible or liable as obligor, guarantor or otherwise, whether or not classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States;

in each case, whether now outstanding, or created, assumed or incurred in the future. With respect to the Notes, senior indebtedness excludes any indebtedness that:

•	expressly states that it is junior to, or ranks equally in right of payment with, the Notes; or

•	is identified as junior to, or equal in right of payment with, the Notes in any board resolution establishing such series of subordinated indebtedness or in any supplemental indenture.
Notwithstanding the foregoing, and for the avoidance of doubt, if the Federal Reserve (or other competent regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish criteria for determining whether the subordinated debt of a financial or bank holding company is to be included in its capital, then the term “general creditors” as used in the definition of “senior indebtedness” in the Indenture will have the meaning as described in that rule or interpretation.
Upon the liquidation, dissolution, winding up, or reorganization of the Company, we must pay to the holders of all senior indebtedness the full amounts of principal of, premium, interest and any Additional Amounts owing on, that senior indebtedness before any payment is made on the Notes. If, after we have made those payments on our senior indebtedness there are amounts available for payment on the Notes, then we may make any payment on the Notes. Because of the subordination provisions and the obligation to pay senior indebtedness described above, in the event of insolvency of the Company, holders of the Notes may recover less ratably than holders of senior indebtedness and other creditors of the Company. With respect to the assets of our subsidiaries, our creditors (including holders of the Notes) are structurally subordinated to the prior claims of creditors of each subsidiary, except to the extent that we may be a creditor with recognized claims against such subsidiary.
Subject to the terms of the Indenture, if the Trustee or any holder of any of the Notes receives any payment or distribution of our assets in contravention of the subordination provisions applicable to the Notes before all senior indebtedness is paid in full in cash, property or securities, including by way of set-off or any such payment or distribution that may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Notes, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.
Events of Default; Acceleration of Payment; Limitation on Suits
The Notes and Indenture provide for only limited events upon which the principal of the Notes, together with accrued and unpaid interest and premium, if any, shall be accelerated. These events are:

•
A court having jurisdiction shall enter a decree or order for the appointment of a receiver, trustee, assignee, liquidator or similar official in any receivership, insolvency, liquidation, or similar proceeding relating to the Company, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

•
We shall consent to the appointment of a receiver, liquidator, trustee, assignee or other similar official in any receivership, insolvency, liquidation or similar proceeding with respect to the Company; or

•
In the event of an appointment of a receiver, trustee, assignee, liquidator or similar official for our principal banking subsidiary, First Internet Bank, and such appointment shall not have been rescinded for a period of 60 consecutive days from the date thereof.

The Notes and Indenture provide for a limited number of other events of default, which do not permit acceleration of the payment of principal of, and interest on, the Notes, including:

•
Default in the payment of any interest on the applicable series of Notes or any Additional Amounts with respect thereto when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of such payment is deposited by the Company with the Trustee or with a paying agent prior to the expiration of such period of 30 days);

•
Default in the payment of the principal on the applicable series of Notes or any Additional Amounts with respect thereto when it becomes due and payable (whether at the stated maturity or by declaration of acceleration, call for redemption or otherwise); or

•
Default in the performance or breach of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty for which the consequences of nonperformance or breach are addressed in the five bullet points above and other than a covenant or warranty that has been included in the Indenture solely for the benefit of notes issued thereunder other than the applicable series of Notes), and the continuance of such default or breach (without such default or breach having been waived in accordance with the provisions of the Indenture) uncured for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of not less than 25.0% in principal amount of the applicable series of outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the Indenture.

There is no right of acceleration in the case of a default in the payment of principal of or interest or Additional Amounts on the Notes or in our nonperformance or breach of any other covenant or warranty under the Notes or the Indenture. If we default in our obligation to pay any interest on a series of Notes or any Additional Amounts with respect thereto when it becomes due and payable and such default continues for a period of 30 days, or if we default in our obligation to pay the principal amount of a series of Notes when it becomes due and payable (whether at the stated maturity or by declaration of acceleration, call for redemption or otherwise), then the Trustee may demand we pay to the Trustee, for the benefit of the holders of such series of Notes, the whole amount then due and payable on such series of Notes for principal and interest and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal and any overdue interest at the rate or rates prescribed therefor in such series of Notes and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
No holder of Notes will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

•	such holder has previously given written notice to the Trustee of a continuing event of default with respect to the applicable series of Notes;

•
the holders of not less than 25.0% in principal amount of the applicable series of outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such event of default in its own name as Trustee under the Indenture;

•	such holder or holders have offered to the Trustee indemnity satisfactory to it against the costs, expenses, and liabilities to be incurred in compliance with such request;

•	the Trustee for 60 days after its receipt of such notice, request, and offer of indemnity has failed to institute any such proceeding; and

•
no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the holders of a majority in principal amount of the applicable series of outstanding Notes.

In any event, the Indenture provides that no one or more of such holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other of such holders of the Notes, or to obtain or to seek to obtain priority or preference over any other of such holders or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal and ratable benefit of all such holders of Notes.
Redemption
We may, at our option, beginning with the interest payment date of September 30, 2021 for the 2026 Notes and June 30, 2024 for the 2029 Notes, and on any interest payment date thereafter, redeem the Notes, in whole or in part, from time to time, subject to obtaining the prior approval of the Federal Reserve to the extent such approval is then required under the rules of the Federal Reserve, at a price equal to 100% of the principal amount of the Notes being redeemed plus accrued but unpaid interest to, but excluding, such date of redemption. The Notes may not otherwise be redeemed prior to maturity, except that we may also, at our option, redeem a series of Notes at any time, in whole, but not in part, from time to time, at a price equal to 100% of the principal amount of the series of Notes being redeemed plus accrued but unpaid interest to, but excluding, such date of redemption upon the occurrence of:

•
a “Tax Event,” defined in the Indenture to mean the receipt by us of an opinion of independent tax counsel to the effect that as a result of (a) an amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change becomes effective or which pronouncement or decision is announced on or after the date of original issuance of a series of Notes, there is more than an insubstantial risk that the interest payable by us on such series of Notes is not, or within 90 days of the date of such opinion will not be, deductible by us, in whole or in part, for U.S. federal income tax purposes;

•
a “Tier 2 Capital Event,” defined in the Indenture to mean our good faith determination that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for the Company or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of a series of Notes, in each case, that there is more than an insubstantial risk that we will not be entitled to treat such series of Notes then outstanding as Tier 2 capital (or its then equivalent if we were subject to such capital requirement) for purposes of capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable, for so long as any such Note is outstanding; or

•	the Company becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.
Any such redemption will be at a redemption price equal to the principal amount of the Notes plus accrued and unpaid interest to, but excluding, such date of redemption.

In the event of any redemption of the Notes, we will deliver or cause to be delivered a notice of redemption (which notice may be conditional in our discretion on one or more conditions precedent, and the redemption date may be delayed until such time as any or all of such conditions have been satisfied or revoked by us if we determine that such conditions will not be satisfied) by first-class mail, or in the event the Notes are represented by Global Notes, electronically in accordance with the procedures of The Depository Trust Company (“DTC”), to each holder of Notes not less than 30 nor more than 60 days prior to the redemption date.
Any partial redemption will be made in accordance with DTC’s applicable procedures among all of the holders of the applicable series of Notes. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state it is a partial redemption and the portion of the principal amount thereof to be redeemed. A replacement Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. The Notes are not subject to redemption or prepayment at the option of the holders of the Notes.

Modification and Waiver
The Indenture provides that we and the Trustee may amend or supplement the Indenture or the Notes with, or, in certain cases, without the consent of the holders of a majority in principal amount of the applicable outstanding series of Notes; provided, that any amendment or waiver may not, without the consent of the holder of each outstanding Note affected thereby:

•	reduce the amount of Notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any Note;

•	reduce the principal or change the stated maturity of any Note;

•
waive a default or event of default in the payment of the principal of or interest, if any, on any Note (except a rescission of acceleration of a series of Notes by the holders of at least a majority in principal amount of such series of outstanding Notes and a waiver of the payment default that resulted from such acceleration);

•
make any change to the percentage in principal amount of the outstanding Notes, held by holders whose consent is required to waive certain defaults and the consequences thereof under the Indenture or any change to such defaults which require such consent;

•
make any change to certain provisions of the Indenture relating to, among other things, holders’ rights to receive payment of the principal of and interest on the Notes and to institute suit for the enforcement of any such payment and waivers of past defaults;

•	make the principal of or interest, if any, on any Note or any Additional Amount with respect thereto payable in any currency other than that stated in the Note; or

•	waive any redemption payment with respect to any Notes.
In addition, the holders of at least a majority in principal amount of an outstanding series of Notes may, on behalf of all holders of such series of Notes, waive compliance by us with certain terms, conditions and provisions of the Indenture, as well as any past default and/or the consequences of default, other than any default in the payment of principal of or interest on any Note (provided that the holders of a majority in principal amount of an outstanding series of Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration) or any breach in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding Note of such series.

In addition, we and the Trustee may modify and amend the Indenture without the consent of any holders of Notes for any of the following purposes:

•
to evidence the succession of another person to the Company as obligor under the Indenture and the assumption by any such successor of the covenants and obligations of the Company in the Indenture and in the Notes;

•
to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as shall be for the protection of the holders of the Notes and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions an event of default permitting the enforcement of all or any of the several remedies provided in the Indenture, with such period of grace, if any, and subject to such conditions as such supplemental indenture may provide;

•	to add or change any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the issuance of notes in uncertificated or global form;

•	to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trust under the Indenture by more than one Trustee;

•	to cure any ambiguity, defect or inconsistency in the Indenture;

•
to add any additional events of default (and if such events of default are to be for less than all series of Notes, stating that such are expressly being included solely for the benefit of such series);

•
to modify, eliminate or add to the provisions of the Indenture, if the change or elimination (i) becomes effective only when there are no debt securities outstanding of any series created prior to the change or elimination that are entitled to the benefit of the changed or eliminated provision or (ii) shall not apply to the any debt securities outstanding at the time of such change or elimination;

•	to establish the form of the Notes and to provide for the issuance of any other series of notes under the Indenture;

•	to comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•
to modify, eliminate or add to the provisions of the Indenture to such extent as shall be necessary to effect the qualification of the Indenture under the Trust Indenture Act, or under any similar federal statute hereafter enacted, and to add to the Indenture such other provisions as may be expressly permitted by the Trust Indenture Act, excluding certain provisions thereof; or

•	to make any change that does not adversely affect the rights of any holder of notes of any series issued under the Indenture in any material respect.
The Trustee shall be entitled to receive an officer’s certificate and opinion of counsel confirming that all conditions precedent are satisfied with respect to any supplemental indenture, that such supplemental indenture is authorized and permitted and that such supplemental indenture is the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.
Legal Defeasance and Covenant Defeasance
We may choose to either discharge our obligations under the Indenture and any series of Notes in a legal defeasance or to release ourselves from certain of our covenant restrictions under the Indenture and the Notes in a covenant defeasance (in each case, except for certain surviving rights of the Trustee and our obligations in connection therewith). We may do so after we irrevocably deposit with the Trustee, in trust, cash and/or U.S. government securities in an amount that, through the payment of interest and principal in accordance with their terms, will provide, not later than one day before the due date of any payment of money, an amount in cash, which is sufficient in the opinion of our independent public accountants expressed in a written certification delivered to the Trustee, to pay and discharge each installment of principal of and interest, if any, on a series of Notes on the dates such installments of interest or principal are due. If we choose the legal defeasance option, the holders of the applicable series of Notes will not be entitled to the benefits of the Indenture except for certain limited rights, including registration of transfer and exchange of such Notes, replacement of lost, stolen or mutilated Notes and the right to receive payments of the principal of (and premium, if any) and interest on such Notes when such payments are due.
     We may discharge our obligations under the Indenture or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver to the Trustee an opinion of our legal counsel to the effect that holders of the applicable series of Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred. In the case of legal defeasance only, this opinion must be based on either a ruling received from or published by the Internal Revenue Service or a change in the applicable federal income tax law. We may not have a default or event of default under the Indenture or the applicable series of Notes on the date of deposit or during the period ending 120 days after such deposit. The deposit may not result in a breach or violation of, or constitute a default under, the Indenture or any of our agreements or instruments to which we are a party or by which we are bound.
Any defeasance of the Notes pursuant to the Indenture shall be subject to our obtaining the prior approval of the Federal Reserve and any additional requirements that the Federal Reserve may impose with respect to defeasance of the Notes. Notwithstanding the foregoing, if, due to a change in law, regulation or policy subsequent to the issue date of a series of Notes the Federal Reserve does not require that defeasance of instruments be subject to Federal Reserve approval in order for the instrument to be accorded Tier 2 capital treatment, then no such approval of the Federal Reserve will be required for such defeasance.
Satisfaction and Discharge
We may discharge our obligations under the Indenture (except for certain surviving rights of the Trustee and our obligations in connection therewith) if: (a) all outstanding Notes and all other outstanding notes issued under the Indenture (i) have been delivered for cancellation, or (ii) (1) have become due and payable, (2) will become due and payable at their stated maturity within one year, (3) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee or (4) are deemed paid and discharged in a legal defeasance described above, (and in the case of clauses (1), (2) and (3), we have irrevocably deposited with the Trustee an amount sufficient to pay and discharge the principal of and interest on all outstanding notes issued under the Indenture on the stated maturity dates or redemption dates, as the case may be); (b) we have paid all other sums payable by us under the Indenture; and (c) we have delivered an officer’s certificate and opinion of counsel stating that all conditions precedent with respect to the satisfaction and discharge of the Indenture have been complied with.
Consolidation, Merger and Sale of Assets
The Indenture provides that we may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person, and we may not permit any other person to consolidate with or merge into us or to convey, transfer or lease all or substantially all of its properties and assets to us, unless:

•
we are the surviving corporation or the successor person (if not us), is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the Notes and under the Indenture;

•
immediately after giving effect to such transaction, and treating any indebtedness that becomes an obligation of us or our subsidiaries as a result of such transaction as having been incurred by us or such subsidiary at the effective date of such transaction, no default or event of default shall have occurred and be continuing; and

•
we have complied with our obligations to deliver certain documentation to the Trustee, including an officers’ certificate and opinion of counsel each stating that such proposed transaction and any supplemental indenture comply with the Indenture.

Further Issues
We may, from time to time, without notice to or the consent of the holders of the Notes, create and issue further notes ranking equally with the Notes and with identical terms in all respects (or in all respects except for the date of offering, the offering price and the first interest payment date); provided that such further notes shall be fungible with the original Notes for federal income tax purposes. Such further notes will be consolidated and form a single series with the Notes.
The Trustee may conclusively rely upon certificates, opinions or other documents furnished to it under the Indenture and shall have no responsibility to confirm or investigate the accuracy of mathematical calculations or other facts stated therein. The Trustee shall have no responsibility for monitoring our compliance with any of our covenants under the Indenture.
Paying Agent
We may appoint one or more financial institutions to act as our paying agents, at whose designated offices the Notes in non-global form may be presented or surrendered for payment. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed the Trustee, at its office at 60 Livingston Avenue, St. Paul, Minnesota 55107, as the paying agent for the Notes. We must notify the Trustee of changes in the paying agents.
Governing Law
The Indenture provides that the Notes and the Indenture governing the Notes are governed by, and construed in accordance with, the laws of the State of New York.
Tier 2 Capital
The Notes are intended to qualify as Tier 2 capital under the capital rules established by the Federal Reserve for bank holding companies. The rules set forth specific criteria for instruments to qualify as Tier 2 capital. Among other things, the Notes must:

•	be unsecured;

•	have a minimum original maturity of at least five years;

•	be subordinated to depositors and general creditors;

•
not contain provisions permitting the holders of the Notes to accelerate payment of principal prior to maturity except in the event of receivership, insolvency, liquidation or similar proceedings of the Company; and

•	not contain provisions permitting the Company to redeem or repurchase the Notes prior to the maturity date without prior approval of the Federal Reserve.
Clearance and Settlement

The Notes are represented by one or more permanent global certificates, which we refer to individually as a Global Note and collectively as the Global Notes, deposited with, or on behalf of DTC and registered in the name of Cede & Co. (DTC’s partnership nominee). The Notes are available for purchase in minimum denominations of $25 and integral multiples of $25 in excess thereof in book-entry form only. So long as DTC or any successor depositary, which we refer to collectively as the Depositary, or its nominee is the registered owner of the Global Notes, the Depositary, or such nominee, as the case may be, will be considered to be the sole owner or holder of the Notes for all purposes of the Indenture. Beneficial interests in the Global Notes are represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may not elect to receive a certificate representing their Notes while the Notes are held by a Depositary. Investors may elect to hold interests in the Global Notes through DTC either directly if they are participants in DTC or indirectly through organizations that are participants in DTC.
The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Notes, so long as the corresponding securities are represented by Global Notes.
DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the NYSE American LLC and the Financial Industry Regulatory Authority. Access to the DTC system is also available to others, referred to as indirect participants, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.
Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each beneficial owner of securities is recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments are forwarded by the Depositary to Cede & Co., as nominee for DTC. DTC forwards the payments to its participants, who then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the securities entitled to the benefits of the Indenture. Beneficial owners that are not participants are permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.
To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not affect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. If less than all of the securities of any class are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.
DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the Notes are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificates for the Notes will be printed and delivered to DTC.
As long as DTC or its nominee is the registered owner of the Global Notes, DTC or its nominee, as the case may be, is considered the sole owner and holder of the Global Notes and all securities represented by these certificates for all purposes under the instruments governing the rights and obligations of holders of such securities. Except in the limited circumstances referred to above, owners of beneficial interests in Global Notes:

•	are not entitled to have such global security certificates or the securities represented by these certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates; and

•
are not considered to be owners or holders of the global security certificates or any securities represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of such securities.

All redemption proceeds, distributions and dividend payments on the securities represented by the Global Notes and all transfers and deliveries of such securities are made to DTC or its nominee, as the case may be, as the registered holder of the securities. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and are the responsibility of that participant and not of DTC, the Depositary, the issuer, the Trustee or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or its agent, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants.
Ownership of beneficial interests in the Global Notes is limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in Global Notes is shown only on, and the transfer of those ownership interests is effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in Global Notes may be subject to various policies and procedures adopted by DTC from time to time. None of the Company, the Trustee or any agent for any of them has any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in Global Notes, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.
Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the Global Notes among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither we nor the Trustee have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.
Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.
DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the Indenture, only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.
The information in this section concerning DTC and its book-entry system was obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.
Trustee
U.S. Bank National Association is acting as Trustee under the Indenture. The Trustee has all of the duties and responsibilities specified under the Trust Indenture Act. Other than its duties in a case of an event of default, the Trustee is not obligated to exercise any of its rights or powers under the Indenture at the request or direction of the holders of the Notes, unless the holders have offered to the Trustee security or indemnity satisfactory to the Trustee. From time to time, we, and one or more of our subsidiaries, may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the Trustee in the ordinary course of business. Additionally, we maintain banking relationships with the Trustee and its affiliates in the ordinary course of business. These banking relationships include the Trustee serving as Trustee under the Indenture for each series of Notes.
Notices
 Notwithstanding any other provision of the Indenture or any Note, where the Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a holder of a Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the applicable procedures from the Depositary or its designee, including by electronic mail in accordance with accepted practices at the Depositary.